Exhibit 99.4

Unaudited Pro Forma Combined Statement of Operations

On February 24, 2009, American Greetings Corporation (“American Greetings”) acquired (the “Acquisition”) all of the issued and outstanding capital stock of RPG Holdings, Inc. (“RPG”).

The accompanying unaudited pro forma financial information and notes have been prepared to give effect to the Acquisition. The unaudited pro forma combined statement of operations for the year ended February 28, 2009 gives effect to the Acquisition as if the Acquisition had occurred on March 1, 2008. The unaudited pro forma combined statement of operations presented for the year ended February 28, 2009 includes the historical financial results of American Greetings for the year ended February 28, 2009 and of RPG for the twelve months ended January 23, 2009. Synergies and expected cost savings from the integration of RPG with American Greetings’ previously existing businesses or any additional profitability resulting from the application of American Greetings’ revenue enhancement measures have not been included in the unaudited pro forma combined statement of operations.

The pro forma adjustments modify the historical financial information to give effect for items that are directly attributable to the Acquisition, conform RPG’s accounting policies to American Greetings’ accounting policies, reclassify RPG’s financial statement presentations to conform to those of American Greetings, are factually supportable and are expected to have a continuing impact on American Greetings. The pro forma adjustments are based upon preliminary information, certain management judgments and are described in the notes to the unaudited pro forma financial information. See Note 1 – Basis of Pro Forma Presentation for the calculation of the purchase price and estimated purchase price allocation.

The unaudited pro forma financial information and accompanying notes are presented for illustrative purposes only and do not purport to be indicative of and should not be relied upon as indicative of the operating results which may occur in the future, or that would have occurred if the Acquisition had been consummated on March 1, 2008. The unaudited pro forma financial information should be read in conjunction with (1) American Greetings’ Current Report on Form 8-K filed on February 27, 2009; (2) RPG’s consolidated financial statements and notes thereto for the year ended April 25, 2008 and the unaudited condensed financial statements for the nine months ended January 23, 2009 filed as Exhibit 99.1 and Exhibit 99.3, respectively, to the Current Report on Form 8-K/A to which this Exhibit 99.4 is attached; (3) and American Greetings’ consolidated financial statements and notes thereto and management’s discussion and analysis for the year ended February 28, 2009 filed with its Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

A pro forma statement of financial position is not presented herewith, as the acquired assets and liabilities of RPG are included in the Consolidated Statement of Financial Position as of February 28, 2009 filed on American Greetings’ Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended February 28, 2009

Thousands of dollars except per share amounts

	Historical		Pro Forma
	American Greetings Corporation	RPG Holdings, Inc.	Reclassifications		Adjustments		Combined
Net sales	$1,646,399	$74,905	$—		$(2,466	)(F)	$1,718,838
Other revenue	44,339	191	—		—		44,530

Total revenue	1,690,738	75,096	—		(2,466)		1,763,368

Material, labor and other production costs	809,956	18,372	7,701	(A)	(1,406	)(G)	834,796
			45	(C)	128	(H)

Selling, distribution and marketing expenses	618,899	33,667	2,441	(D)	—		655,265
			(208	)(B)
			259	(E)
			207	(C)

Administrative and general expenses	226,317	45,269	(7,701	)(A)	(2,233	)(I)	255,879
			(2,441	)(D)	(3,029	)(J)
			208	(B)
			(259	)(E)
			(252	)(C)

Goodwill and other intangible assets impairment	290,166	—	—		—		290,166
Other operating income - net	(1,396)	—	—		—		(1,396)

Operating (loss) income	(253,204)	(22,212)	—		4,074		(271,342)

Interest expense	22,854	21,931	—		(14,903	)(K)	29,882
Interest income	(3,282)	(71)	—		200	(J)	(3,153)
Other non-operating expense - net	2,157	3,664	—		—		5,821

(Loss) income before income tax (benefit) expense	(274,933)	(47,736)	—		18,777		(303,892)

Income tax (benefit) expense	(47,174)	205	—		(11,209	)(L)	(58,178)

Net (loss) income	$(227,759)	$(47,941)	$—		$29,986		$(245,714)

Loss per share	$(4.89)						$(5.28)

Loss per share - assuming dilution	$(4.89)						$(5.28)

Average number of shares outstanding	46,543,780						46,543,780

Average number of shares outstanding - assuming dilution	46,543,780						46,543,780

See Notes to Unaudited Pro Forma Combined Statement of Operations

Notes to Unaudited Pro Forma Combined Statement of Operations

Thousands of dollars

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma combined statement of operations related to the Acquisition presented for the year ended February 28, 2009 includes the historical financial results of American Greetings for the year ended February 28, 2009 and of RPG for the 12 months ended January 23, 2009.

The Acquisition is being accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Under this method of accounting, the purchase price was allocated to RPG’s assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The process of valuing RPG’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing the unaudited pro forma combined statement of operations. Material revisions to the current estimates could be necessary as the valuation process and accounting policy review are finalized. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented. American Greetings currently expects that the process of determining the fair values of the tangible and intangible assets acquired (including independent appraisals) and liabilities assumed will be completed within one year of the date of the Acquisition.

The following represents the preliminary purchase price allocation:

Purchase price (in millions):
Cash paid (including transaction costs and debtor-in-possession financing)	$22.9
Purchase price payable (including transaction costs)	4.8
Fair market value of first lien debt securities	41.4
Fair market value of long-term debt issued	28.4
Cash acquired	(0.6)

$96.9

Allocation (in millions):
Current assets	$17.1
Property, plant and equipment	3.9
Other assets (including deferred tax assets)	18.8
Intangible assets	41.5
Goodwill	22.5
Liabilities assumed	(6.9)

$96.9

Note 2 – Pro Forma Adjustments

The pro forma reclassifications and adjustments included in the unaudited pro forma combined statement of operations are as follows:

(A)	Royalty expenses and internal creative costs are included in administrative and general costs by RPG. These costs and expenses are included in material, labor and other production costs by American Greetings. This adjustment conforms the classification of creative costs and royalty expenses to that of American Greetings.

(B)	Portions of retirement plan expenses are included in selling, distribution and marketing expenses by RPG. These expenses are included in administrative and general expenses by American Greetings. This adjustment conforms the classification of retirement plan expenses to that of American Greetings.

(C)	Expenses for premiums for health care insurance, workers’ compensation and unemployment insurance are included in administrative and general expenses by RPG. These expenses are allocated to material, labor and other production costs; selling, distribution and marketing expenses; and administrative and general expenses based on payroll costs by American Greetings. This adjustment conforms the classification of expenses for premiums for health care insurance, workers’ compensation and unemployment insurance to that of American Greetings.

(D)	Marketing costs are included in administrative and general costs by RPG. These costs are included in selling, distribution and marketing costs by American Greetings. This adjustment conforms the classification of marketing costs to that of American Greetings.

(E)	Depreciation expense attributable to property, plant and equipment utilized in selling, distribution and marketing activities is classified as administrative and general expenses by RPG. This expense is included in selling, distribution and marketing expense by American Greetings. This adjustment conforms the classification of depreciation expense to that of American Greetings.

(F)	Payments to certain customers under agreements with those customers are recognized in the period when the event that triggered the payment occurs by RPG. Such payments to customers are amortized over the stated term of the agreement by American Greetings. This adjustment reflects the net change in accounting treatment to conform to that of American Greetings.

(G)	This adjustment represents the net change in the valuation of inventory to conform to American Greetings’ methods and policies.

(H)	This adjustment represents the net change in the recognition of royalty expense to conform to American Greetings’ methods and policies

(I)	Intangible assets, primarily artist agreements and customer relationships, are amortized over estimated useful lives ranging from four to ten years by RPG; the amount included in RPG’s expense for the 12 months ended January 23, 2009 was approximately $5,733. Subsequent to the final purchase price allocation, these intangible assets will be amortized on a straight-line basis over an estimated useful life of ten years by American Greetings; the estimated amount to be included in American Greetings’ annual expense is approximately $3,500.

(J)	Elimination of non-recurring expenses related to RPG’s bankruptcy filing, including $200 paid to American Greetings under the debtor-in-possession financing.

(K)	Estimated pro forma interest expense on financing of Acquisition. The pro forma interest expense was estimated assuming that the net cash payments of $44,153 made during the second quarter of 2009 and approximately $27,100 committed at the acquisition date of February 24, 2009, as well as the principal amount of American Greetings’ notes totaling $54,686 tendered at the acquisition date of February 24, 2009, were all made as of March 1, 2008. An estimated average borrowing rate of 3% was used to determine the estimated pro forma interest expense for the net cash payments of $44,153 and $27,100 for the year ended February 28, 2009. The stated interest rate of 7.375% was used to determine the estimated pro forma interest expense for the notes issued, increased by the amortization of the discount related to those notes.

The interest expense incurred of $20,652 by RPG is eliminated, as RPG’s debt was extinguished at the date of the Acquisition.

(L)	Provision to adjust income tax benefit on RPG’s loss from continuing operations before income taxes and pro forma adjustments at 38%. This rate represents American Greetings’ estimate of its statutory income tax rates for all relevant tax jurisdictions.